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                                                                    EXHIBIT 4.1


                                ELDORADO BANCORP

                             1995 STOCK OPTION PLAN


         1. Purposes of the Plan. The purposes of this 1995 Stock Option Plan (the "Plan") are to attract and retain high quality personnel and to provide incentives to such personnel and other selected persons to promote the business and financial success of Eldorado Bancorp and its subsidiaries (collectively the "Company").

         2. Types of Stock Options and Grants. To accomplish these purposes, the Company is authorized under this Plan to:

                          (i) grant incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and

                          (ii) grant stock options that do not qualify as Incentive Options ("Nonqualified Options").

                 Unless the context clearly indicates otherwise, the term "Option" shall mean an option to purchase Common Stock of the Company and shall include both Incentive Options and Nonqualified Options.

         3. Shares Subject to the Plan. The stock issuable under this Plan shall be shares of the Company's authorized but unissued or reacquired Common Stock ("Common Stock"). The total number of shares of Common Stock which may be issued under this Plan shall not exceed, in the aggregate, 130,000 shares, subject to adjustment as provided in Section 8 below. If any Option granted under this Plan can no longer be exercised for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to grant under the Plan.

         4.      Eligibility.

                 (a) Incentive Options. Officers and other key employees of the Company or any parent or subsidiary corporation of the Company (including directors if they are also employees of the Company, or a parent or subsidiary corporation) are eligible for selection to receive Incentive Options under the Plan.






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                 (b)      Nonqualified Options.  Officers, key employees and
members of the Board of Directors (whether or not employed by the Company) of the Company or of any parent or subsidiary corporation of the Company, are eligible to be selected to receive Nonqualified Options under the Plan.

         5.      Administration of the Plan.

                 (a) Committee. This Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee consisting of two (2) or more directors (the "Committee") appointed from time to time by the Board. As hereinafter used in this Plan, the term "Committee" shall refer to the Board if no Committee is then designated.

                 (b) Powers of the Committee. The Committee shall have full authority, in its discretion: (i) to determine the persons to whom, and the time or times at which, Incentive Options and Nonqualified Options shall be granted, the number of shares to be included therein and the consideration to be received by the Company upon the exercise thereof; (ii) to interpret the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to determine the form, content, terms and conditions of Options to be offered under the Plan; (v) to determine the identity or capacity of any persons who may be entitled to exercise a participant's rights under the Plan;
(vi) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any grant thereunder; (vii) to accelerate the exercise date of any Option; (viii) to modify or amend any Option agreement (with the consent of the holder thereof); and (ix) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, interpretation or determination by the Committee with respect to the Plan shall be final and binding on all participants and prospective participants.

         6.      Option Price.

                 (a) Price. The exercise price of Options shall not be less than 100% of the fair market value of such shares on the date the Option is granted. Notwithstanding the foregoing, the exercise price of an Incentive Option granted under the Plan to any person who, at the time of grant, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Shareholder"), shall not be less than 110% of the fair market value of such shares on the date such Incentive Option is granted. To the extent that an Incentive Option fails in whole or in part to qualify as an Incentive Option because such limitations applicable to a Ten Percent Shareholder are not met, such Incentive Option shall, to that extent, constitute a Nonqualified Option. The exercise price shall be subject to adjustment as provided in Section 8 below.

                 (b) Fair Market Value. The "fair market value" of a share of Common Stock on a specified date shall be determined by the Committee. If the shares of Common Stock are publicly traded, the "fair market value" as of such date shall be the closing price of a share of Common Stock on the principal exchange on which shares of the Company's Common Stock are listed on such date, or if shares were not traded on such date, then on the next preceding day




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during which a sale occurred; or, if the shares are not so listed but are traded in the over-the-counter market, the closing sale price in the NASDAQ National Market System or the average of the closing bid and asked prices on such date as reported by NASDAQ or similar entity; or, if none of the above is applicable, the value of a share as determined by the Committee in good faith for such date using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

         7. Terms and Conditions of Options. Each Option granted pursuant to this Plan shall be evidenced by a written Option Agreement which shall specify whether the Option is an Incentive Option or Nonqualified Option, the number of shares included therein and the exercise price per share. Each Option Agreement shall be in such form (which need not be the same for each optionee) and contain such provisions as the Committee shall from time to time approve, but shall comply with and be subject to the following terms and conditions:

                 (a) Payment of Exercise Price. The form of consideration payable upon exercise of an Option, including the method of payment, shall be determined by the Committee in its sole discretion (and, in the case of an Incentive Option, shall be determined at the time of grant) and may consist of:
(i) cash, (ii) check, (iii) other shares of Common Stock of the Company owned by the optionee having a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which such Option is exercised,
(iv) provided that a public market for the Company's Common Stock exists, through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer forwards the exercise price directly to the Company,
(v) provided that a public market for the Company's Common Stock exists, through a "margin" commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer forwards the exercise price directly to the Company, or (vi) any combination of the foregoing methods of payment and/or any other consideration or method of payment as shall be permitted by applicable corporate law.

                 (b) Term of Option. Each Option granted under the Plan shall expire within a period of not more than five (5) years from the date of grant.

                 (c) Vesting of Options. Each Option shall vest (i.e., become exercisable) in one or more installments at such times and under such conditions as shall be specified in the Option Agreement at the time of grant.

                 (d) Nontransferability of Options. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the optionee shall be exercisable only by such optionee; provided, however, that a Nonqualified Option may be transferred pursuant to a "qualified domestic relations order" (as defined in the Code).

                 (e) Limitation on Incentive Options. Notwithstanding any other provisions of the Plan, the aggregate fair market value (determined in accordance with the provisions of





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Section 6(b) above at the time the Option is granted) of the shares of Common
Stock with respect to which Incentive Options are exercisable for the first time by an optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. To the extent that an Incentive Option fails in whole or in part to qualify as an Incentive Option because such annual limitations are exceeded, such Incentive Option shall, to that extent, constitute a Nonqualified Option.

                 (f) Other Provisions. Any Option Agreement may contain such other terms, provisions and conditions which are not inconsistent with the provisions of this Plan, as the Committee in its discretion may determine.

         8.      Adjustments Upon Changes in Capital Structure, Merger, Etc.

                 (a) In the event that the number of outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a stock split, reverse stock split, stock dividend, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made by the Committee in the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Options, to preserve, but not to increase, the benefits to persons then holding Options.

                 (b) In the event that the Company at any time proposes to merge into, consolidate with or enter into any other reorganization (including the sale of substantially all of its assets) in which the Company is not the surviving corporation, or, if the Company is to be the surviving corporation but the shareholders immediately prior to such merger, consolidation or reorganization will own less than a majority of the shares of the Company immediately thereafter, the Plan and all unexercised Options shall terminate upon the effective date of such transaction unless a successor corporation assumes the outstanding Options, provides substantially similar consideration to the Option holders as was provided to the shareholders of the Company (after taking into account the existing provisions of the Option holders' Options, but treating all outstanding Options as though they were then fully vested) or substitutes substantially equivalent options covering shares of the successor corporation. If provision is not made for the assumption of or substitution for outstanding Options, or for the payment of substantially equivalent consideration to the Option holders, then the Committee shall cause written notice of the proposed transaction to be given to the persons holding Options not less than 30 days prior to the anticipated effective date of the proposed transaction, all Options shall be accelerated (subject to completion of the proposed transaction) and, concurrent with the effective date of the proposed transaction, such persons shall have the right to exercise their Options in respect of any or all shares then subject thereto, without regard to any vesting provisions.

         9.      Conditions to Issuance of Stock.

                 (a) The Company shall not be required to issue or deliver any shares with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Company's Common Stock may then be listed.





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                 (b)      As a condition to the exercise of an Option, the
Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased for investment only and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

         10. Rights as Shareholder. A person to whom an Option has been granted shall have no rights or privileges as a shareholder with respect to any shares covered by such Option until certificates representing such shares have been issued by the Company, notwithstanding the exercise of such Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 8 of this Plan.

         11. Continuance of Employment. Nothing in this Plan or the granting of any Option shall confer on any optionee any right to continue in the employment of, or other relation with, the Company or any parent or subsidiary corporation of the Company, or limit in any way the right of the Company or any parent or subsidiary corporation of the Company to terminate the optionee's employment or other relationship at any time, with or without cause.

         12. Effective Date and Duration of Plan. This Plan shall become effective upon the earlier of either its adoption by the Board of Directors or its approval by the shareholders of the Company. However, unless the Plan is approved by the shareholders of the Company within twelve (12) months before or after the date of the Board's adoption of the Plan, the Plan and all Options granted hereunder shall be cancelled. No Option may be exercised prior to and unless such shareholder approval is obtained. Unless previously terminated by the Board, the Plan shall terminate ten (10) years after it becomes effective, and no Option may be granted under the Plan thereafter, but such termination shall not affect any Option granted prior to such date.

         13. Amendment and Termination of the Plan. The Board of Directors may at any time amend, modify, suspend or terminate the Plan. No amendment, modification or termination of the Plan shall affect or impair any rights or obligations under any Option granted prior to the date of such amendment, modification or termination without the consent of the holder of such Option.

         14.     Dates of Adoption.

                 Date adopted by the Board of Directors:   January 18, 1995.

                 Date approved by the shareholders:    April 26, 1995.





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